Exhibit 99
PRESS RELEASE
Willbros Provides Update on Financial Objectives for 2011
HOUSTON, TX, OCTOBER 13, 2011 — Willbros Group, Inc. (NYSE: WG) provided today an update on its previously announced objective to strengthen its balance sheet.
Randy Harl, President and Chief Executive Officer, commented, “In early 2011, we announced a plan to reduce our total debt by $50 to $100 million by year-end. We are pleased to report that we have now reduced total indebtedness by $113.4 million, exceeding our target objective.
     “We accomplished this in the following ways:
•	In the first half of 2011, we reduced our outstanding term loan by $72.5 million, primarily by applying
•	$40 million of the $61 million TransCanada settlement,

•	repatriated cash from our principal foreign holding company, and

•	proceeds from the sale of under-utilized equipment and property;
•	During the third quarter of 2011, through a combination of additional equipment sales and facility and equipment sale-leaseback arrangements, we were able to reduce our outstanding term loan by an additional $22.2 million;

•	On our second quarter earnings conference call, we disclosed we had signed a letter of intent to dispose of a non-strategic business unit, and I am pleased to report that on October 11, 2011 we closed on the disposition of InterCon Construction, Inc. in an all cash transaction.
“As a result of these efforts, we have now reduced our outstanding term loan to a principal balance of $185.9 million. Furthermore, as of September 30, we had cash and cash equivalents of approximately $68 million as well as access to $25 million of available and unused borrowing capacity on our revolving credit facility.
“We continue to pursue the sale of our discontinued operations in Canada and are also exploring divestiture of other non-strategic business units. We remain keenly focused on improving our financial flexibility.”
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; disruptions to the global credit markets; the global economic downturn; fines and penalties by

WILLBROS		1 of 2
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Investor Relations
	Sales & Marketing	Willbros
A Good Job On Time	Willbros	713-403-8035
713-403-8038

PRESS RELEASE
government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
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WILLBROS		2 of 2
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Investor Relations
	Sales & Marketing	Willbros
A Good Job On Time	Willbros	713-403-8035
713-403-8038